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EXHIBIT 3.01(c)

                            Certificate of AMENDMENT
                                     TO THE
                          Certificate of INCORPORATION
                                       OF
                           SAFETEK INTERNATIONAL, INC.

Pursuant to the provisions of Title 8,l Subchapter VIII, Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation adopts the following Articles of Incorporation:

ARTICLE IV

The following amendment was adopted by the shareholders of the corporation at the Annual Meeting of the shareholders held on May 21, 1991.

Article IV is amended in its entirety to read:

The total number of shares of stock which the Corporation shall have authority to issue is six million (6,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock. The par value of each such shares of Common Stock is (0.0001). The aggregate par value of the Common and Preferred shares is Seven Hundred Dollars ($700.00).

The number of shares the Corporation has outstanding at the time of such adoption was 44,472,838. The number of shares voting for such amendment was 33,893,382, the number of shares voting against such amendment was 10 and the number of shares abstaining to vote on the amendment was 10,579,446.

The undersigned, John P. Fawcett, Chief Executive Officer of the Corporation hereby acknowledges that the above is the act and deed of the Corporation and that the facts stated herein are true.

/s/ John P. Fawcett
--------------------------------------------
John P. Fawcett, Chief Executive Officer

Attest: /s/ Paul Fawcett
        ------------------------------------
        Paul J. Fawcett, Secretary

STATE OF FLORIDA
COUNTY OF BREVARD

BEFORE ME, the undersigned authority, on this day personally appeared John P. Fawcett, who after being duly sworn stated the facts stated in this document herein are true and correct

/s/ Jennifer L. Dowell
---------------------------------------------
Notary Public in and for the State of Florida